                                                                    EXHIBIT 10.6

                               LICENSE AGREEMENT
                               -----------------

     THIS LICENSE AGREEMENT (the "Agreement") dated September 25, 1995, between Hyseq Diagnostics Inc., a Nevada corporation with a principal place of business at 670 Almanor, Sunnyvale, California 94086 ("HDI") and SmithKline Beecham Clinical Laboratories, Inc., a Delaware corporation with a principal place of business at 1201 S. Collegeville Road, Collegeville, PA 19426 ("SBCL").


                                   BACKGROUND
                                   ----------

     1. HDI is a diagnostic company involved in the research and development of new technologies that has developed certain Technology, as more particularly described in Appendix A attached hereto and incorporated herein by reference, and Know-how relating to the Technology.

     2. HDI has the right to grant licenses as described herein to use the Technology.

     3. SBCL is a clinical laboratory that performs various laboratory tests for the purpose of providing information for the diagnosis, prevention and treatment of disease and the assessment of medical conditions, including testing samples of human specimens to identify genetic diseases.

     4. SBCL desires to obtain a non-exclusive license from HDI in the Field in the Territory, as defined herein, to use, promote, commercialize, market and sell the services of performing clinical laboratory tests, using the Technology and Know-how, to assay patient samples for clinical diagnostic purposes.

     5. SBCL also desires that HDI make certain Developments and develop certain technologies as described herein.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and intending to be legally bound, HDI and SBCL agree as follows:


1.0  DEFINITIONS
     -----------

     1.1. Wherever the following terms are used in this Agreement, they shall have the meaning specified below:

          a. "Affiliates" shall mean any corporation, firm, partnership or other entity or person, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign


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corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

          b. "Patents" shall mean any and all patents issued or granted throughout the Territory which are or become owned by HDI or pursuant to which HDI otherwise has, now or in the future, the right to grant licenses, which generically or specifically include within the scope of a claim the Technology in the Field including components or processes for manufacturing a component required for carrying out the Technology in the Field. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all Supplementary Protection Certificates where applicable. Also included within the definition of Patents are any patents which generically or specifically claim any reagents, processes, improvements or manufacturing processes required for carrying out the Technology in the Field licensed to SBCL under this Agreement which are developed by HDI, or which HDI otherwise has the right to grant licenses, now or in the future, during the term of this Agreement. The current, attached list of Patents is set forth in Appendix B attached hereto and incorporated herein by reference which will be updated by HDI as necessary from time to time.

          c. "Know-how" shall mean all present and future proprietary technical information and know-how owned or controlled by HDI which is required for the practice of the Technology in the Field in the Territory including, without limitation, biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating to such physical components of the Technology and useful for the development and commercialization of the Technology.

          d. "Technology" shall mean the Format 1 Sequencing by Hybridization technology described in Appendix A.

          e.   "Territory" *.

          f. "Field" shall mean the service of performing any diagnostic test by means of Sequencing by Hybridization for use on patient samples in diagnosing actual human genetic diseases and human predisposition to genetic diseases, including cancer, wherein labeled nucleic acid probes are applied in solution to unlabeled patient nucleic acid samples directly bound to a substrate *.

          g. "Net Sales" shall mean gross billings from the sale to third parties of the Services using Technology licensed pursuant to this Agreement (or the fair market value of any non-monetary consideration which SBCL agrees to receive in exchange for the Services) by SBCL, or its respective Sublicensees or Affiliates (provided that, if sales by Sublicensees or Affiliates are included in gross billings, sales between or among SBCL and its respective Sublicensees or Affiliates, as applicable, shall be excluded from gross billings), less the following deductions to the extent such amounts offset amounts included in gross billings, it being understood that bad debt expense shall be based on an estimated provision for bad debts determined in accordance with methods generally used by SBCL to calculate bad debts, and it

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being further understood that if and to the extent recoveries of bad debt are made, that the amount of such recoveries will be included in gross billings or otherwise credited to Net Sales:

          (i) all discounts or rebates which are not used to offset other product or service revenues received by or to promote other products or services offered by SBCL, its Sublicensees or its Affiliates;

          (ii) disallowances by any third party payor which are not part of a general disallowance or payment for the test or tests of its type;

          (iii) all sales adjustments, credits or refunds;

          (iv)  bad debt expense; and

          (v) any sales and/or use taxes and/or duties imposed upon such sales or billings.

          h. "Proof of Concept" shall mean the demonstration of the efficacy of the Technology, in accordance with the procedures set forth in Appendix C attached hereto and incorporated herein by reference.

          i. "License Fee" shall mean the fee paid by SBCL to HDI for the license of the Technology, pursuant to Section 3.1.

          j. "Proof of Concept Fee" shall mean the non-refundable fee paid by SBCL to HDI pursuant to Section 3.2, *.

          k.   "Royalty" shall mean the additional payments set forth in Section
3.3 that SBCL shall pay to HDI for the license and use of the Technology in accordance with this Agreement.

          l.   "Developments" shall mean, without limitation, *.

          m.   "Developments Fee" shall mean *.

          n.   "Target Date" shall mean *.

          o. "Service" shall mean the performance of a particular test or assay using Technology in the Field in the Territory licensed pursuant to this Agreement developed by or for SBCL which is used or offered for sale by SBCL or its respective Sublicensees or Affiliates.

          p. "Sublicensees" shall mean those sublicensees of SBCL as permitted by Section 2.1.

          q.   *

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          r.   *


2.0  LICENSE AND APPOINTMENT
     -----------------------

     2.1 Subject to the provisions of this Agreement, HDI hereby grants to SBCL a nonexclusive license in the Field in the Territory under Patents and Know-how, with the right to grant sublicenses as provided below, to use, promote, commercialize, market and sell Services using the Technology in the Field in the Territory. SBCL may sublicense its rights under this Agreement only with the consent of HDI, which consent shall be in the sole discretion of HDI, to Sublicensees that agree to be bound by the terms of this Agreement by signing a counterpart agreement with HDI and agreeing to use the Technology and Know-how for purposes permitted by this Agreement. This license also shall include the right to make any reagents or use any processes required for carrying out the Technology in the Field which, but for this license, would infringe an enforceable claim of the Patents in the Territory.

     2.2 The license granted to SBCL by HDI pursuant to this Section 2 permits SBCL to use, promote and commercialize the Technology in the Field, and to market and sell Services in the Territory in the Field for use, without limitation, in clinical laboratories *.

     2.3 Subject to the provisions of this Agreement, SBCL and HDI each grants to the other a royalty-free, non-exclusive license under any patent issuing on an invention under Section 7.1. and the right to grant sublicenses under such license. This license shall include the right to make any reagents or use any processes in carrying out the Technology which, but for this license, would infringe an enforceable claim of the patent. This license shall remain in effect until termination of this Agreement. Any benefit, including monetary payments received by SBCL or HDI from sublicensing any patent owned solely by the other or equally by SBCL and HDI shall be shared equally between SBCL and HDI; provided, however, that SBCL shall not be obligated to share any monetary payments received from sublicensees if SBCL is paying a License Fee or Royalties to HDI under this Agreement for SBCL's own use of the Technology in the Field in the Territory.


3.0  LICENSE FEE AND ROYALTY
     -----------------------

     3.1  In consideration for the license for the rights and privileges under
Section 2 of this Agreement, SBCL shall pay HDI a License Fee in the total amount of *

          a.   *

          b.   *

     3.2  *

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     3.3  In addition to the License Fee and Proof of Concept Fee, SBCL also shall pay HDI a Royalty on Net Sales of all Services sold by SBCL, as follows:

          a.   *

          b.   *

          c.   *

          *

     3.4  a.   SBCL, in its discretion, may request that HDI perform the
Developments and, if SBCL does so request and HDI, in its sole discretion accepts, shall pay to HDI a Developments Fee equal to HDI's cost of consultation, test construction and development of non-isotopic detection with supporting informatics for sequence determination, storage and retrieval of results and comparison of results to a library of known mutations and any other Developments in the Field as requested by SBCL to tailor the Technology to the requirements of SBCL. Such Developments shall be based upon a plan and budget agreed to by the parties. SBCL shall pay HDI *.

          b. Notwithstanding the foregoing, nothing herein shall obligate SBCL to request that HDI perform the Developments or pay HDI any amount of the Developments Fee if Developments work is not requested. Further, nothing herein shall obligate HDI to perform Developments work for SBCL beyond the amount of the Developments Fee.

          c. SBCL shall have the right to periodic review of the Developments work by HDI to ensure progress by HDI on the Developments and confidentiality of the Developments.

          d.   SBCL acknowledges that all Developments requested *.

          e.   *

          f. Information and materials concerning the Developments requested by SBCL and all Developments performed by HDI for SBCL shall be kept confidential by HDI in accordance with Section 6 of this Agreement.

     3.5 HDI shall credit the amount of the paid License Fee and the Developments Fee against the Royalty.

4.0  COMPULSORY LICENSE; RIGHT OF FIRST REFUSAL
     ------------------------------------------

     4.1 In the event that a governmental agency in any country or territory grants or compels HDI to grant a license to any third party for the Technology, SBCL shall have the

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benefit in such country or territory of the terms granted to such third party to the extent that such terms are more favorable to the third party than those of this Agreement.

     4.2 HDI agrees that SBCL shall have a right of first refusal with respect to an exclusive license for all rights to the Technology in the Field in the Territory. SBCL shall have sixty (60) days after completion of the Proof of Concept to determine whether it wishes to exercise its right of first refusal. If SBCL decides to exercise its right, it shall so notify HDI. Unless otherwise agreed by SBCL and HDI, the right of first refusal shall expire if the principal terms of the exclusive license are not agreed to in principle within ninety (90) days after completion of the Proof of Concept.

5.0  STATEMENTS AND REMITTANCES
     --------------------------

     5.1 Royalties shall be calculated on a quarterly basis. Payment of Royalties with respect to each calendar quarter shall be due within forty-five
(45) days after the end of each quarter, beginning with the calendar quarter in which the first sale of a Service occurs. SBCL shall notify HDI promptly, in writing, of the identity of the Services when they become commercially available and the date of the first sale of a Service.

     5.2  *

     5.3 At the same time that it makes payment of Royalties due with respect to a calendar quarter, SBCL shall deliver to HDI a true and complete accounting of Net Sales and other dispositions of Services sold by SBCL and receipts from those Net Sales and other dispositions by SBCL, and its Sublicensees and Affiliates during the quarter, with a separate accounting of Net Sales and receipts by country and a calculation of the Royalty due HDI for such calendar quarter (less the credits allowed by Section 3.5). If no sales of Services were made in any such quarter then SBCL's statement shall be a statement to such effect.

     5.4 SBCL shall keep, and shall cause its Sublicensees and Affiliates to keep, accurate books and records in sufficient detail to permit the Royalties payable under this Agreement to be determined and audited. During the term of this Agreement and for a period of one year following termination of this Agreement, SBCL shall permit (and shall cause each of its Sublicensees or Affiliates to permit), its books and records regarding its sales and other dispositions of to be examined and copied from time to time, at the request of HDI, during normal business hours by HDI or any representative of HDI, and shall require each of its Sublicensees and Affiliates to do the same; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years. Such examination shall be made at HDI's expense, except that if such examination discloses a discrepancy *. In connection with any examination or copying of books or records in accordance with the preceding sentence, HDI or such representative of HDI shall examine only such information as is required to verify compliance by SBCL, its Sublicensees and Affiliates under this Agreement. This representative shall treat all relevant matters as confidential pursuant to
Section 6 of this Agreement and should be acceptable SBCL. SBCL may require that this representative be an independent Certified Public Accountant.

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     5.5  In the event of transactions giving rise to an obligation to make a payment hereunder with respect to which SBCL, or any of its Sublicensees or Affiliates receives payment in a currency other than currency which is legal tender in the United States of America, all payments required to be made by SBCL to HDI shall be converted, prior to payment, into United States dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the quarter in which such transaction occurred.

     5.6 Payments due to HDI under this Agreement, if not paid when due under the terms of this Agreement, shall bear simple interest at the rate of 10% per annum, calculated on the basis of a 360 day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this section shall be due to HDI on demand. The accrual or receipt by HDI of interest under this Section shall not constitute a waiver by HDI of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.


6.0  EXCHANGE OF INFORMATION AND CONFIDENTIALITY
     -------------------------------------------

     6.1 Promptly after payment of both installments of the License Fee by SBCL to HDI, HDI shall disclose and supply to SBCL all Know-how required for performing the Services not already disclosed to SBCL during the negotiations of this Agreement. Thereafter, HDI shall promptly disclose and supply to SBCL any further Know-how required for performing the Services developed for SBCL by HDI which is or may become known to HDI.

     6.2 During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the utility and safety of the Technology in the Field. Each party promptly shall report to the other any information on all serious or unexpected reactions or side effects related to the utilization of the Technology in the Field.

     6.3 Except for documents labeled "Technology Secret" and their content which SBCL may not disclose to third parties except upon order of a judicial or administrative body during the term of this Agreement and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, HDI, Hyseq Inc. ("HI") and SBCL shall not use or reveal or disclose to third parties any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this Agreement, which information is identified by either party as confidential, without first obtaining the written consent of the other party; provided, however, that such confidential information may be disclosed for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as required to be disclosed to a governmental agency or as necessary to file or prosecute Patent applications concerning the Technology or to carry out any litigation concerning the Technology; provided, however, that SBCL will consult with HDI prior to such disclosure. HDI, HI and SBCL shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, other than through the action or inaction of the party to be bound, or is already in the possession of the receiving party, or is disclosed to the receiving party by a third party having the right to do so, or is subsequently and independently developed by employees of the receiving party or Affiliates thereof who had no knowledge of the confidential information disclosed.

     6.4 Subject to Section 6.3, nothing herein shall be construed as preventing either party from disclosing any confidential information received from the other to an Affiliate or Sublicensee of such party, provided that disclosure is required for use of the Technology in the Field and such Affiliate or Sublicensee has undertaken a similar obligation of confidentiality under this Agreement with respect to the confidential information.

     6.5 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

     6.6 No public announcement or other disclosure to third parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure, unless the disclosure does not identify the other party. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. If either party believes it needs to disclose any information to a third party for the purpose of public offering, merger or acquisition, it shall submit a request for approval from the other party along with the information it desires to disclose which approval will not unreasonably be withheld.

     6.7 Neither SBCL nor HDI shall submit for written or oral publication any manuscript, abstract or the like which includes proprietary and confidential data or information generated and provided by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

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

7.0  INVENTIONS, PATENT PROSECUTION AND LITIGATION
     ---------------------------------------------

     7.1 Each party shall have and retain sole and exclusive title to all inventions, discoveries and know-how relating to the Technology which are made, conceived, reduced to practice or generated solely by its employees, agents, or other persons acting under its authority in the course of or as a result of the performance of its obligations under the Agreement. Each party shall own a *. Except as otherwise provided in the Agreement, each joint owner may make, use, license and sell such jointly owned inventions, discoveries and know-how without the consent of and without accounting to the other joint owner.

     7.2 Each party shall promptly notify the other upon the making, conceiving or reducing to practice of any invention or discovery referred to in Section
7.1. With respect to any such invention,

          (i) SBCL shall have the sole right to prepare, file, prosecute, maintain and extend patent applications, except as provided for below, concerning all inventions and discoveries made under this Section and owned wholly by SBCL. SBCL shall have the first right, using in-house or outside legal counsel selected at SBCL's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries made under this Section and owned jointly by SBCL and HDI in countries of SBCL's choice throughout the world with appropriate credit to HDI representatives, including the naming of such parties as inventors where appropriate and in accordance with the relevant legal requirements, for which SBCL shall bear the costs relating to such activities which occur at SBCL's request or direction.

          (ii) HDI shall have the sole right to prepare, file, prosecute, maintain and extend patent applications, except as provided for below, concerning all inventions and discoveries made under this Section and owned wholly by HDI. HDI shall have the first right, using in-house or outside legal counsel selected at HDI's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries made under this Section and owned in whole by HDI in countries of HDI's choice throughout the world, for which HDI shall bear the costs.

          (iii) If SBCL, prior or subsequent to filing certain patent applications on any inventions or discoveries which are owned in part by HDI and in part by SBCL, elects not to file, prosecute or maintain such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country of the Territory, SBCL shall give HDI notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or otherwise unpatentable or unenforceable, and HDI shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

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          (iv)      If HDI, prior or subsequent to filing certain patent
applications on any inventions or discoveries which are owned in part by HDI and in part by SBCL, elects not to file, prosecute or maintain such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents that relate to the Technology in the Field in any country of the Territory, HDI shall give SBCL notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and SBCL shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

          (v) The party filing patent applications for jointly owned inventions and discoveries shall do so in the name of and on behalf of both SBCL and HDI. Each of HDI and SBCL shall hold all information it presently knows or acquires under this Section 7.2 which is related to all such patents and patent applications as confidential subject to the provisions of Section 6.

          (vi) The party filing a patent application under the provisions of this Section 7.2 shall promptly notify the other party of such filing.

     7.3 HDI shall have the first right, using in-house or outside legal counsel selected at HDI's sole discretion, to prosecute, maintain and extend Patents in existence as of the date of mutual execution of the Agreement or which claim inventions or discoveries in the Field in the Territory which are not outlined in Section 7.1, for which HDI shall bear all costs. If HDI elects not to prosecute or maintain such Patents or certain claims encompassed by such Patents in countries of its choice throughout the world in HDI's name, HDI shall give SBCL notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and SBCL shall thereafter have the right, at its sole expense, to prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

     7.4 HDI and HI warrant that they have disclosed to SBCL the complete texts of all issued patents and published patent applications filed by HDI or HI which generically or specifically include within the scope of a claim the Technology in the Field in the Territory as of the date of this Agreement as well as the accurate and up-to-date schedule set forth in Appendix B which shows the status of all active patents throughout the Territory which relate to the Technology, and further that all information known to them or their patent attorneys concerning the existence of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an active patent anywhere in the Territory has been disclosed to SBCL on Appendix B hereto. HDI will disclose to SBCL's patent attorneys unpublished patent applications of HDI which generically or specifically include within the scope of a claim the Technology in the Field in the Territory and related information so that SBCL's attorneys can advise SBCL management of SBCL's rights. Only SBCL's patent attorneys will see the HDI patent applications until they are published.

     7.5 In the event of the institution of any suit by a third party against HDI, HI, SBCL or their respective Affiliates or Sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of the Technology in the Field anywhere in the Territory, the party sued shall promptly notify the other party, including with such notification reasonable written detail regarding such claim. SBCL and HDI agree to cooperate with each other in any proceeding under this Section 7.5, and each agree to participate as a party to any proceeding initiated under this Section 7.5 in order to settle or defend the claim as each party shall decide. The settlement or satisfaction of any claim of patent infringement shall be resolved in a manner consistent with
Section 7.6 hereof. Each party shall bear its own expenses.

     7.6 In the event that HDI or SBCL becomes aware of actual or threatened unlicensed infringement of a claim in the Field under a Patent anywhere in the Territory which potentially affects the rights relating to Technology licensed to SBCL under this Agreement, that party shall promptly notify the other party in writing. HDI shall have the first right but not the obligation to bring, at its own expense, an infringement action against any third party. If HDI does not commence a particular infringement action within ninety (90) days of notice of such infringement, SBCL, after notifying HDI in writing, shall be entitled to bring such infringement action at its own expense. The party commencing such action shall have full control over its conduct, including settlement thereof, subject to Sections 7.7 and 7.8. In any event, HDI and SBCL shall assist one another and cooperate in any such litigation initiated at the other's request, at the expense of the requesting party.

     7.7 HDI and SBCL shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party to the litigation. Any excess amount shall be shared among SBCL and HDI and any other prevailing parties to the litigation, with SBCL and HDI each receiving its pro rata share of any excess damages received.

     7.8 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Technology in the Field, provided that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by one party pursuant to this Section 7 may be entered into without the consent of the other party if such settlement would require the non-settling party to be subject to an injunction or to make a monetary payment or would adversely affect the non-settling party's patent rights or the non-settling party's other rights under this Agreement.

     7.9 SBCL shall have the right but not the obligation to seek extensions of the terms of Patents. HDI hereby authorizes SBCL to act as HDI's agent for the purpose of making any application for any extensions of the term of Patents and, at SBCL's request, HDI shall provide reasonable assistance therefor to SBCL, at SBCL's expense.

8.0  TRADEMARKS AND NON-PROPRIETARY NAMES
     ------------------------------------

     8.1 SBCL, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks and service marks which it employs in connection with the Services developed with the Technology in the Territory and shall own and control such trademarks and service marks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to HDI to use such trademarks or service marks for any purpose.

     8.2 SBCL, at its expense, shall be responsible for the selection and registration of non-proprietary names for Technology in the Territory.


9.0  TERM AND TERMINATION
     --------------------

     9.1 This Agreement shall commence on the date set forth above and shall continue until royalty obligations shall expire under Section 9.2, unless sooner terminated as provided in this Agreement.

     9.2 SBCL's royalty obligations under Section 3.3 shall expire (i) in each country of the Territory in which a Patent is in force during the Term of this Agreement upon the expiration, lapse or invalidation of the last remaining Patent in such country which claims the Technology in the Field or the Services sold or (ii) in each country in which a Patent was not granted, upon the date that Know-how becomes part of the public domain in such country through action or disclosure by HDI or its licensees other than SBCL or through independent development by a third party. SBCL's royalty obligations under Section 3.3 also shall expire in countries of the Territory on the date such royalty payment is prohibited by applicable law, rule or regulation.

     9.3 Notwithstanding any other provision of this Agreement, the termination of the Agreement under Section 9.1 shall not preclude SBCL or its Sublicensees or Affiliates from continuing to market Services and to use Know-how throughout the Territory in the Field without further royalty payments to HDI under this Agreement. Upon termination of the Agreement under any provision other than
Section 9.1, all use by SBCL of the Technology shall immediately cease, and all accrued but unpaid amounts under 3.1 to 3.4, if any, shall be paid within thirty
(30) days of such termination.

     9.4 If either party fails or neglects to perform covenants or provisions of this Agreement and if such default is not corrected within thirty (30) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default, provided the notice of termination is given within six (6) months of the non-defaulting party's actual knowledge of the default and prior to correction of the default. With regard to any non-monetary defaults, a reasonable extension of time may be provided if the defaulting party is making diligent efforts to cure.

     9.5 Either party may terminate this Agreement in its entirety if at any time the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

     9.6  a.   *

          b.   *

          c.   *

          d.   *

     9.7 SBCL may immediately terminate this Agreement in its entirety upon written notice to HDI at any time should the manufacture, use, sale, distribution or marketing of the Services using the Technology in the Field anywhere within the Territory infringe any claim of an enforceable patent owned by a third party, other than patents relating to PCR technology, or be prohibited by applicable Federal or state laws, rules, or regulations.

     9.8 Notwithstanding the bankruptcy of HDI, or the impairment of performance by HDI of its obligations under this Agreement as a result of bankruptcy or insolvency of HDI, SBCL shall be entitled to retain the licenses granted herein, subject to HDI's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

     9.9 The failure of either party to terminate this Agreement by reason of the breach of any of its provisions by the other party shall not be construed as a waiver of the rights or remedies available for such breach or any subsequent breach of the terms of provisions of this Agreement.

     9.10 Any rights or obligations set forth herein, assessed or accrued prior to the termination of this Agreement, or which by their intent are meant to survive termination of this Agreement shall survive any termination of this Agreement, including, without limitation, Sections 3.1 to 3.5 and Sections 6, 7 and 9.3.

10.0 WARRANTIES
     ----------

     10.1 HDI, HI and SBCL each warrants that it has the right to enter into this Agreement, and that the execution of this Agreement and the performance by it of its obligations hereunder will not result in any breach or violation or default under any indenture, lease, license, or other

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

agreement, order or regulation to which it is a party or to which the Technology might be subject. HI warrants that it will license HDI, with the right to grant a sublicense to SBCL under this Agreement, any patent in the Territory owned or controlled by HI which generically or specifically includes within the scope of a claim the Technology in the Field.

     10.2 HDI and HI, including their respective fellows, officers, employees and agents, makes no representations or warranties that any Patent(s) is or will be held valid, or that the manufacture, use, sale, or other distribution of any Service will not infringe upon any patent or other rights not vested in HDI or HI. HDI and HI do warrant, as of the date of this Agreement, that neither is aware of any information or knowledge that any Patent is or has been alleged to be invalid by a third party or that, except for patents covering PCR technology, third party patents exist or may exist which would be infringed by use of the Technology in the Field by SBCL. A holding of invalidity or unenforceability of any Patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate Royalties otherwise due under such Patent from the date such holding becomes final.

     10.3 HDI and HI, including their respective fellows, officers, employees and agents, makes no representations, extends no warranties of any kind, either express or implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose, and assumes no responsibilities whatever with respect to the use, sale or other disposition by SBCL or its Affiliates of the Technology.

     10.4 The entire risk as to use, offering for sale, sale or other disposition and performance of the Technology is assumed by SBCL and its Affiliates. In no event shall HDI, including its fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to SBCL, its Affiliates or any other individual or entity regardless of legal theory. The above limitations on liability apply even though HDI or HI, including their respective fellows, officers, employees or agents, may have been advised of the possibility of such damage.

     10.5 SBCL shall not, and shall require that its Affiliates do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Section 10.

11.0 LITIGATION
     ----------

     11.1 HDI shall protect the Technology and the Patents in the Field in the Territory and SBCL's rights under this Agreement from infringement and shall prosecute infringers when in HDI's judgment such action shall be reasonable, proper and justified. In the event of infringement during the period of SBCL's license, if HDI does not undertake all reasonable steps necessary in the Territory to protect the Technology in the Field or the Patents or SBCL's use under this Agreement within sixty (60) days after its receipt of written notice from SBCL of an alleged infringement, SBCL may, at its option:

          a. Terminate this Agreement in its entirety by giving thirty (30) days written notice to HDI; or

          b. At its discretion and expense, prosecute or defend any litigation with respect to the use of the Technology by giving thirty (30) days written notice to HDI; or

          c. Continue to provide Services and to use the Technology in the Field; provided, however, that until such date as (i) alleged infringement by the third party ceases; or (ii) a final determination by the Court of Appeals for the Federal Circuit is rendered regarding infringement, whichever is earlier, HDI shall use fifty percent (50%) of SBCL's Royalty under Section 3.3 solely to undertake all reasonable steps necessary in the Territory to protect the Technology in the Field or the Patents or SBCL's use under this Agreement; provided further, however, that before HDI is restricted from use of fifty percent (50%) of the Royalty in accordance with this Section, SBCL shall first obtain an opinion of infringement by the third party from an independent patent attorney agreed to by SBCL and HDI, which opinion shall be made available to HDI.

          HDI hereby authorizes SBCL to use its name in connection with any litigation commenced pursuant to Section ll.l(b), without expense to HDI. Any monetary recovery from such litigation shall be used first to compensate the party assuming the principal burden of the litigation for its damages and the costs and expenses of the litigation. Any excess amount received shall be shared between SBCL and HDI on a 50-50 basis.

12.0 MISCELLANEOUS
     -------------

     12.1 Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the party to receive such notice at the address given herein, or such other address as may hereinafter be designated by notice in writing. All such notices shall be considered as given when mailed aforesaid:

To SBCL:         SmithKline Beecham Clinical Laboratories, Inc.
                 1201 S. Collegeville Road
                 Collegeville, PA 19426
                 Attn.: *

With a copy to:  SmithKline Beecham Corporation
                 Corporate Law Department - FP2230
                 One  Franklin Plaza
                 200 North 16th Street
                 Philadelphia, PA 19102
                 Attn.: *

To HDI or HI:    Hyseq Diagnostics, Inc.
                 670 Almanor
                 Sunnyvale, CA 94086

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                 Attn.:   Lewis S. Gruber
                          Chief Executive Officer and President
                 Facsimile: 408-524-8141

With a copy to:  Shefsky & Froelich, Ltd.
                 444 North Michigan Avenue
                 Suite 2500
                 Chicago, IL 60611
                 Attn:   Misty Gruber, Esq.
                 Facsimile: 312-527-3194

     12.2 None of the terms of this Agreement may be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of such right. The exercises of one remedy by a party shall not preclude such party from exercising additional remedies. If one or more of the provisions of this Agreement shall be found to be illegal or invalid by a court of competent jurisdiction, the parties shall, if possible, agree on a legal, valid and enforceable substitute provision which is as similar in effect to the deleted provision as possible. The remaining portion of the Agreement not declared illegal, invalid or unenforceable shall, in any event, remain valid and effective for the term remaining; provided, however, that if a party's rights are materially affected thereby, such party may terminate this Agreement.

     12.3 The relationship created by this Agreement shall be that of independent contractors and neither party shall have the authority to bind or act as agent for the other party or its employees or agents, for any purpose.

     12.4 Except as provided in this paragraph, neither party may assign any right or obligation hereunder, except to an Affiliate, without the written consent of the other, which consent shall not be unreasonably withheld. Any attempted assignment in violation of this paragraph shall be void.

     12.5 This Agreement contains the entire understanding of the parties hereto with respect to the subject matter herein contained and supersedes any previous agreements on this subject matter executed by these parties. The parties hereto may, from time to time during the continuance of this Agreement, modify any of the provisions of this Agreement only by an instrument duly executed in writing by all parties herein.

     12.6 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to its choice of law principles.

     12.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          [ Intentionally left blank ]

13.  RECORDING
     ---------

     13.1 SBCL shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and HDI shall provide reasonable assistance to SBCL in effecting such recording, registering or notifying.

     IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their respective duly authorized representatives on the respective dates indicated below.

HYSEQ DIAGNOSTICS INC.                  SMITHKLINE BEECHAM
                                        CLINICAL LABORATORIES, INC.



By: /s/ Lewis S. Gruber                 By: *
    ---------------------------------       ---------------------------------

Name: Lewis S. Gruber                   Name:
     --------------------------------        --------------------------------

Title: Chief Executive Officer          Title:
    ---------------------------------         -------------------------------

Date:                                   Date:
     --------------------------------        --------------------------------

                                       18

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   THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
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

                         [LETTERHEAD OF HYSEQ INC.]

June 3, 1997

Dr. John B. Okkerse, Ph.D.
President
SmithKline Beecham Clinical Laboratories
1201 South Collegeville Road
Collegeville, PA 19426

Dear John;

As you know, Hyseq made biotechnology history by signing three agreements on Friday. We wanted, and expected, SBCI, would have been the first agreement to be signed and implemented. Recognizing the value of Hyseq, our three new partners moved very quickly to assure their access to our technology.

We remain committed to developing a genetic testing platform for SBCI, using our proprietary SBH technology. However, we need your assistance to complete the following open items. This summary of our past few conversations and of our proposed resolutions should ensure understanding of our mutual desire to develop a genetic testing platform for SBCI, and of what is needed from both of us to proceed.

 . With reference to our prior mutual agreement to extend to June 6, 1997 the ability of SmithKline Beecham Clinical Laboratories ("SBCL") in its sole discretion to terminate, after receipt of our proof of concept, the license agreement between Hyseq and SBCL, dated September 25, 1995 (the "License Agreement") without cause, we propose the following: EITHER PARTY SHALL HAVE THE ABILITY TO TERMINATE THE LICENSE AGREEMENT WITHOUT CAUSE AND WITHOUT ANY OBLIGATION TO THE OTHER PARTY ON THE EARLIER TO OCCUR OF 90 DAYS AFTER A DRAFT OF A PROPOSED NEW LICENSE AGREEMENT SHALL HAVE BEEN DELIVERED BY SBCL TO HYSEQ OR OCTOBER 6, 1997. IN THE EVENT OF SUCH TERMINATION, SBCL SHALL IMMEDIATELY INSTRUCT THE ESCROW AGENT TO RETURN TO SBCL THE ESCROW FUND IN ACCORDANCE WITH SECTION 3.1 OF THE LICENSE AGREEMENT. THE PARTIES INTEND THIS LETTER TO SUPERSEDE ANY PROVISION OF THE LICENSE AGREEMENT TO THE CONTRARY.

 . Hyseq has requested a document from SBCL (agreement, term sheet, or letter of understand) stating what SBCL wants Hyseq to perform with regards to the test observation requested by Dr. Wecksler. We have had conversations regarding this additional requirement but we do not have an agreement in place describing the expected outcome, payment understanding, and expectations following completion of the new requirements. We have performed work on the assumed requirements but we need an agreement in place to complete the requirements for Dr. Wecksler's approval.

 . We need to agree on terms and conditions of a new collaborations as discussed earlier. We would like your comments on our April 30 proposal, or your term sheet for our comments, so we can reach agreement within the above extension period.

We are available to conference with you and your colleagues on these issues to expedite our agreements and to sign the proposed extension. We look forward to completing these open items with you.

Sincerely,

/s/ Lewis S. Gruber

Lewis S. Gruber
President and CEO

cc:  Dr. Wayne Wecksler
     Mr. Michael McNulty
     Mr. Patrick McKay